Exhibit 16.1

United States Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 20549

We have read the statements under Item 4.01 in the Form 8-K dated October 8, 2018, of Norris Industries, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ GBH CPA’s, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
October 8, 2018